Exhibit 10.11
PIPER JAFFRAY COMPANIES
AMENDED AND RESTATED
2003 ANNUAL AND LONG-TERM INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT
(Employee)

Full Name of Optionee:

No. of Shares Covered:	Date of Grant:

Exercise Price Per Share:	Expiration Date:

Exercise Schedule pursuant to Section 4:

No. of Shares as to Which Option
Date of Vesting	Becomes Exercisable as of Such Date
     This is a Non-Qualified Stock Option Agreement (this “Agreement”) between Piper Jaffray Companies, a Delaware corporation (the “Company”), and the optionee identified above (the “Optionee”) effective as of the date of grant specified above.
Recitals
     WHEREAS, the Company maintains the Piper Jaffray Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan, as amended from time to time (the “Plan”);
     WHEREAS, the Board of Directors of the Company has appointed the Compensation Committee (the “Committee”) with the authority to determine the awards to be granted under the Plan; and
     WHEREAS, the Committee or its delegee has determined that the Optionee is eligible to receive an award under the Plan in the form of a Non-Qualified Stock Option (this “Option”) and has set the terms thereof;
     NOW, THEREFORE, the Company hereby grants this Option to the Optionee under the terms set by the Committee as follows:

Terms and Conditions*
     1. Grant. Subject to the terms of the Plan, the Optionee is granted this Option to purchase the number of Shares specified at the beginning of this Agreement on the terms set forth herein.
     2. Exercise Price. The price to the Optionee of each Share subject to this Option is the exercise price specified at the beginning of this Agreement.
     3. Not an Incentive Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.
     4. Exercise Schedule. Subject to the terms of the Plan and Sections 7 and 8 of this Agreement, this Option shall become exercisable as to the number of Shares and on the dates specified in the Exercise Schedule at the beginning of this Agreement. The Exercise Schedule shall be cumulative; thus, to the extent this Option has not already been exercised and has not expired, terminated, or been canceled, the Optionee may at any time, and from time to time, purchase any portion of the Shares then purchasable under the Exercise Schedule.
     This Option may be exercised in full (notwithstanding the Exercise Schedule) under the circumstances described in Section 8 of this Agreement if it has not expired prior thereto.
     5. Expiration. This Option shall expire at 4:00 p.m. Central Time on the earliest of:
          (a) the expiration date specified at the beginning of this Agreement;
          (b) termination of the Optionee’s employment with the Company or an Affiliate if such termination is for “Cause” (as defined below), in which event this Option shall immediately expire. “Cause” means (i) the Employee’s continued failure to substantially perform his or her duties with the Company or an Affiliate after demand for substantial performance is delivered to the Employee, (ii) the Employee’s conviction of a crime (including misdemeanors) that, in the Company’s determination, impairs the Employee’s ability to perform his or her duties with the Company or an Affiliate, (iii) the Employee’s violation of any policy of the Company or an Affiliate that the Company deems material, (iv) the Employee’s violation of any securities law, rule or regulation that the Company deems material, (v) the Employee’s engagement in conduct that, in the Company’s determination, exposes the Company or an Affiliate to civil or regulatory liability or injury to their reputations, (vi) the Employee’s engagement in conduct that would subject the Employee to statutory disqualification pursuant to Section 15(b) of the Exchange Act and the regulations promulgated thereunder, or (vii) the Employee’s gross or willful misconduct, as determined by the Company; or
          (c) the last day of the period as of or following the termination of employment of the Optionee during which this Option can be exercised, as specified in Section 7 of this Agreement.

*	Unless the context indicates otherwise, capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan.

No one may exercise this Option after it has expired, notwithstanding any other provision of this Agreement. This Option will continue to vest and be exercisable during the continuance of any leave of absence approved by the Company or an Affiliate.
     6. Procedure to Exercise Option.
          (a) Notice of Exercise. Subject to the terms of this Agreement, this Option may be exercised by delivering written notice of exercise to the Company at its headquarters in a form provided by the Company or a similar form containing substantially the same information and addressed or delivered to the attention of Executive Compensation. The notice shall state the election to exercise this Option, the number of Shares to be purchased, and shall be signed by the person exercising this Option. If the person exercising this Option is not the Optionee, he or she also must submit appropriate proof of his or her right to exercise this Option.
          (b) Tender of Payment. Any notice of exercise shall be accompanied by:
          (i) payment (by wire transfer, check, bank draft or money order, or, if the purchase price is paid from a client account maintained by the Company’s broker dealer subsidiary, through an internal transfer of funds to an account designated by the Company) of the full purchase price of the Shares being purchased;
          (ii) by delivery to the Company of unencumbered Shares, which have been held by the person exercising this Option for at least 6 months prior to the date of exercise, having an aggregate Fair Market Value on the date of exercise equal to the purchase price of such Shares; or
          (iii) any combination of (i) or (ii) above.
Notwithstanding the other terms of this subparagraph, the Optionee shall not be permitted to pay any portion of the purchase price of the Shares being purchased with Shares if the Committee believes that payment in such manner is undesirable.
          (c) Delivery of Shares. As soon as practicable after the Company receives a properly executed notice from the person exercising this Option and the purchase price provided for above, it shall cause a book entry to be made by the Company’s transfer agent in the name of such person evidencing the Shares being purchased (unless such person requests a stock certificate evidencing such Shares). The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to issue or deliver any Shares before the completion of such registration or other qualification of such Shares under any state law, rule, or regulation as the Company determines to be necessary or desirable.

     7. Employment Requirement. This Option may be exercised only while the Optionee remains employed with the Company or an Affiliate, and only if the Optionee has been continuously so employed since the date of this Agreement; provided that:
          (a) this Option may be exercised for 90 days after the date the Optionee’s employment by the Company or an Affiliate ceases if such cessation of employment is for a reason other than death, Disability (as defined below), Qualifying Retirement (as defined below) or termination for Cause, but only to the extent that it was exercisable immediately prior to cessation of employment;
          (b) this Option may be exercised within three years after the Optionee’s employment by the Company or an Affiliate ceases if (i) (A) such cessation of employment is because of the Employee’s death or (B) the Optionee dies within 90 days after cessation of employment by the Company or an Affiliate for any reason other than for Cause and (ii) the Optionee’s employment by the Company or an Affiliate has been continuous between the date of this Option and a date not more than 90 days prior to death;
          (c) this Option may be exercised within one year after the Optionee’s employment by the Company or an Affiliate ceases if such cessation of employment is because of the Optionee’s long-term disability (as defined in the Company’s long-term disability plan, a “Disability”) and the Optionee’s employment by the Company or an Affiliate has been continuous between the date of this Option and the date of such cessation. During the one-year exercise period provided by this Section, this Option may be exercised only to the extent that it was exercisable immediately prior to the Optionee’s cessation of employment; and
          (d) this Option may be exercised until the expiration date specified at the beginning of this Agreement, and shall continue to vest in accordance with the Exercise Schedule at the beginning of this Agreement, if the Optionee’s employment by the Company or an Affiliate ceases in connection with a Qualifying Retirement. A “Qualifying Retirement” means cessation of the Optionee’s employment by the Company or an Affiliate (excluding termination for Cause) when (i) such Optionee is 55 years of age or older and (ii) such Optionee has five (5) or more years of qualifying service (as defined in the Piper Jaffray Companies Retirement Plan) with the Company or an Affiliate.
Notwithstanding the above, this Option may not be exercised after it has expired.
     8. Acceleration of Option.
          (a) Death. If (i) the Optionee’s employment with the Company or an Affiliate is terminated because of the Optionee’s death or (ii) the Optionee dies within 90 days after termination of employment by the Company or an Affiliate for any reason other than for Cause, then any portion of this Option that was not previously exercisable shall become immediately exercisable in full.
          (b) Discretionary Acceleration. Notwithstanding any other provisions of this Agreement to the contrary, the Committee may, in its sole discretion, declare at any time that this Option shall be immediately exercisable.

     9. Limitation on Transfer. While the Optionee is alive, only the Optionee (or his or her legal representative) may exercise this Option. Unless otherwise permitted by the Committee in accordance with the terms of the Plan, this Option may not be assigned or transferred other than by will or the laws of descent and distribution and shall not be subject to pledge, hypothecation, execution, attachment, or similar process. Any attempt to assign, transfer, pledge, hypothecate, or otherwise dispose of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this Option, shall be void.
     10. No Stockholder Rights Before Exercise. No person shall have any of the rights of a stockholder of the Company with respect to any Share subject to this Option until the Share actually is issued to him or her upon exercise of this Option.
     11. Discretionary Adjustment. The Committee may make appropriate adjustments in the number of Shares subject to this Option and in the purchase price per Share to give effect to any adjustments made in the number of outstanding Shares through a Change in Control, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock combination or other relevant change; provided that fractional Shares shall be rounded to the nearest whole Share. Notwithstanding the foregoing, to the extent that any Option is otherwise considered to be deferred compensation under Section 409A of the Code, any adjustment to such Option will comply with Section 409A of the Code (including current and future guidance issued by the Department of Treasury and/or Internal Revenue Service).
     12. Tax Withholding. Delivery of Shares upon exercise of this Option shall be subject to any required withholding taxes. As a condition precedent to receiving Shares upon exercise of this Option, the Optionee may be required to pay to the Company, in accordance with the provisions of the Plan, an amount equal to the amount of any required withholdings. The Optionee acknowledges that the Company has directed the Optionee to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which the Optionee may reside, and the tax consequences of the Optionee’s death.
     13. Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Optionee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.
     14. Discontinuance of Employment. This Agreement shall not give the Optionee a right to continued employment with the Company or any Affiliate, and the Company or Affiliate employing the Optionee may terminate his or her employment and otherwise deal with the Optionee without regard to the effect it may have upon him or her under this Agreement.
     15. Obligation to Reserve Sufficient Shares. The Company shall at all times during the term of this Option reserve and keep available a sufficient number of Shares to satisfy this Agreement.
     16. Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Optionee.

     17. Choice of Law. This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict-of-law principles).
     18. Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the grant and exercise of this Option and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the grant and exercise of this Option and the administration of the Plan.
     19. Amendment and Waiver. Except as provided in the Plan, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.
     20. Acknowledgment of Receipt of Copy. By execution hereof, the Optionee acknowledges having received a copy of the prospectus related to the Plan and instructions on how to access a copy of the Plan.

     IN WITNESS WHEREOF, the Optionee and the Company have executed this Agreement as of the date of grant specified at the beginning of this Agreement.

OPTIONEE

PIPER JAFFRAY COMPANIES

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